For more information, contact
 Jonathan Portis
Acxiom Public Relations
(501) 252-0582
jonathan.portis@acxiom.com

For investor information, contact:
Katharine Boyce,
501-252-3545
katharine.boyce@acxiom.com
 GACXM
EACXM
ACXIOM NAMES WARREN C. JENSON
CHIEF FINANCIAL OFFICER

Company Accelerates Transformation by Appointing Proven Financial Leader

LITTLE ROCK, Ark., January 11, 2012—Acxiom® Corporation (Nasdaq: ACXM), a recognized leader in marketing services and technology, today announced Warren C. Jenson as the company’s chief financial officer and executive vice president.  Jenson has been CFO of Electronic Arts, Amazon.com, Delta Air Lines and NBC.  His career highlights also include being named twice as one of the best CFOs in America by Institutional Investor magazine and one of the “Bay Area CFOs of the Year” in 2010.  Most recently, he served as chief operating officer of Silver Spring Networks, a leader in developing Smart Grid networking technology.

“Acxiom is undergoing a significant transformation, and Warren joining our team is part of our commitment to lead the way towards more effective marketing practices,” said Scott Howe, Acxiom CEO and president. “Warren’s ability to transform companies at important inflection points in their evolution will be instrumental in our push to drive innovation, build a strong partner ecosystem and advance our client-focused culture.”

“Acxiom is the nexus where technology intersects with big data,” Jenson said. “The company is uniquely positioned to transform offline and online data into actionable customer insights that help drive better marketing decisions and thereby increase shareholder value. This is a great time to be joining Acxiom and Scott’s team.”

Jenson, who received both an undergraduate degree in accounting and a Master of Accountancy from Brigham Young University, is also a Director of the Board of Digital Globe (NYSE: DGI); MarkMonitor, a privately held company; The California State Summer School of the Arts; and Marshall School of Business at the University of Southern California.

About Acxiom

Acxiom is a recognized leader in marketing services and technology that enable marketers to successfully manage audiences, personalize consumer experiences and create profitable customer relationships. Our superior industry-focused, consultative approach combines consumer data and analytics, databases, data integration and consulting solutions for personalized, multichannel marketing strategies. Acxiom leverages over 40 years of experience in data management to deliver high-performance, highly secure, reliable information management services. Founded in 1969, Acxiom is headquartered in Little Rock, Arkansas, USA, and serves clients around the world from locations in the United States, Europe, Asia-Pacific and South America. For more information about Acxiom, visit Acxiom.com.

Acxiom is a registered trademark of Acxiom Corporation.